UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

July 23, 2010
Date of Report (date of Earliest Event Reported)

Brazil Gold Corp.
(Exact Name of Registrant as Specified in its Charter)

NEVADA	001-33714	98-0430746
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

800 Bellevue Way, Suite 400, Bellevue, WA, USA 98004
(Address of principal executive offices and zip code)

(425) 637-3080
(Registrant’s telephone number, including area code)

(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

♦	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

♦	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

♦	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

♦	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On July 23, 2010, Brazil Gold Corp., a Nevada corporation (the “Company”), entered into an Offer to Purchase (the “Offer”) with Solar Energy Limited, a Delaware corporation (“Solar”), whereby Solar will acquire all of the Company’s ownership units in Amazonia Capital e Participacoes Ltda., a Brazilian corporation (“Amazonia”), which represents 99% of all of the issued and outstanding share capital of Amazonia. Solar will acquire 1,980,000 of the Company’s ownership units in Amazonia in exchange for payment of $1,500,000 (the “Purchase Price”) (all figures in $US). The Purchase Price will be paid by Solar issuing to the Company a convertible debenture in the sum of $1,500,000. The debenture will accrue interest at 3% per annum, have a five-year term and is convertible into shares of Solar’s common stock at 15% below market; market being defined as the average price of Solar’s stock during the ten (10) days prior to notice of intent to convert. However, no conversion can occur until twelve (12) months after the closing of the transaction.

The Offer is subject to Solar’s receipt and satisfactory review of Amazonia’s twelve-month budget-business plan which is to include the use of proceeds of the initial $2,000,000 budget for the twelve-month period after Closing, to be completed by August 2, 2010. It is also subject to Solar concluding a satisfactory management/consulting agreement with John Young.

Solar will also be required to provide funds to Amazonia totaling $2,000,000 according to the agreed twelve-month budget-business plan, with $200,000 provided at closing. Solar is also required to give Brazil an option to repurchase 200,000 units of Amazonia. The option can only be exercised 12 months after closing at an option price of $1.00. However, Solar may at any time prior to exercise of such option, cancel the option by Solar issuing Brazil a $1,000,000 convertible debenture, which shall accrue interest at 3%, per annum, for a five year term and shall be convertible into shares of Solar at 15% below market.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On July 23, 2010, the Board of Directors of Brazil issued two million (2,000,000) restricted shares of common stock to its President, Mr. Phil Jennings, and one million (1,000,000) restricted shares of its common stock to its General Counsel, Ms. Lisa Boksenbaum. These shares were issued as additional consideration to Mr. Jennings and Ms. Boksenbaum for their services to the Company. The sale of these shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”).  The shares will be sold in reliance upon exemptions from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. The issuance of these shares will not involve a public offering or general solicitation. These shares may not be offered or sold in the United States absent registration under or exemption from the Securities Act and any applicable state securities laws.

ITEM 4.01 CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT.

On July 27, 2010, the Company notified Schumacher & Associates, Inc. Certified Public Accountants (“Schumacher & Associates”) of its decision to dismiss Schumacher & Associates as the Company’s independent registered principal accountant.

During the Company’s  most recent fiscal year preceding the dismissal of Schumacher & Associates and through July 27, 2010, there were no disagreements with Schumacher & Associates, which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of  Schumacher & Associates would have caused Schumacher & Associates to make reference to the subject matter of the disagreements in connection with its report. Schumacher & Associates, as the Company’s principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company’s consolidated financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles, except that the report of Schumacher & Associates for the fiscal year ended June 30, 2009 indicated conditions which raised substantial doubt about the Company’s ability to continue as a going concern.

We provided Schumacher & Associates with a copy of this disclosure before its filing with the SEC. We requested that Schumacher & Associates provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of the letter provided by Schumacher & Associates is filed as Exhibit 16.1 to this Form 8-K.

On July 23, 2010, the board of directors of the Company approved and authorized the engagement of Jewett Schwartz Wolfe & Associates, P.L., of Hollywood, FL as the Company's independent registered principal accountant.

During the two most recent fiscal years and through July 23, 2010, the Company had not consulted with Jewett Schwartz Wolfe & Associates, P.L., regarding any of the following:

        (i)       The application of accounting principles to a specific transaction, either completed or proposed;

        (ii)       The type of audit opinion that might be rendered on the Company’s consolidated financial statements, and none of the following was provided to the Company:  (a) a written report, or (b) oral advice that Jewett Schwartz Wolfe & Associates, P.L., concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issue; or

        (iii)       Any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.

ITEM 9.01 EXHIBITS

16.1  Letter from Schumacher & Associates, Inc. to the Securities & Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATE: July 29, 2010

BRAZIL GOLD CORP.

By: /s/ Phillip Jennings
Name: Phillip Jennings
Title: President